March 4, 2022

Board of Trustees
Total Fund Solution
615 East Michigan Street
Milwaukee, Wisconsin 53202

Subject: Post-Effective Amendment to the Registration Statement on Form N-1A
File Nos. 333-258648; 811-23724

Ladies and Gentlemen:

We have acted as counsel to Total Fund Solution, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment Nos. 4/6 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and the Investment Company Act of 1940. The purpose of the Amendment is to register an indefinite number of shares of beneficial interest of the Cromwell CenterSquare Real Estate Fund (the “Fund”), a series of the Trust.

We have reviewed the Trust’s Certificate of Trust, Agreement and Declaration of Trust, and By-laws, and resolutions adopted by the Trust’s Board of Trustees in connection with establishing the Fund, as well as such other legal and factual matters as we have deemed appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of shares of the Fund, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the shares.

2. The shares of the Fund will be issued against payment therefor as described in the Amendment, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Amendment and to the use of our firm’s name in the Amendment.

Very truly yours,

s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP